Exhibit 99.2

First Quarter Fiscal Year 2010

Prepared Remarks
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s first quarter fiscal year 2010 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as summary of supplemental metrics and definitions is provided in the tables following these prepared remarks.
Earnings Conference Call Information
As previously announced, the Company’s first quarter 2010 earnings conference call will be held on Friday, April 30th at 8:00am ET and will include only brief comments followed by questions and answers. To participate in the Company’s live conference call and webcast, please dial 877-303-6175 (678-809-1072 for international calls) using conference code No. 67247338 or visit the Investors section of the Company’s web site: www.athenahealth.com. A replay will be available for one week following the conference call at 800-642-1687 (706-645-9291 for international calls) using conference code No. 67247338. A webcast replay will also be archived on the Company’s website.
Safe Harbor and Forward Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals and the benefits of the Company’s current service offerings and research and development for new service offerings, the benefits of current and expected strategic and sales and marketing relationships and including statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s first quarter 2010 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.
Opening Remarks
It is the beginning of a new fiscal year for athenahealth and what we expect to be the beginning of an exciting inflection point. As a nation, we have entered a period of unprecedented focus on health care information technology. Primarily, a number of government-sponsored changes to the playing field are occurring simultaneously. The HITECH Act’s meaningful use standards and bonuses are looming as are new government standards for exchanging health information in the form of ANSI 5010 transaction standards and ICD-10 diagnosis standards. Furthermore, the Patient Protection and Affordable Care Act provides for the creation of new government-owned payers and perhaps over 30 million new covered lives; this is in stark contrast to the consolidation that has been occurring in the payer space over the last decade. Regardless of the ultimate efficacy or success of these many efforts, we believe this confluence of change and the associated complexity are driving a sharp increase in the demand for services like those offered by athenahealth.
As a software-enabled-service, we believe athenahealth is uniquely well-positioned to help physicians tackle these emerging challenges head-on for the following reasons:
1.	There is no significant upfront cost for our services;

2.	As a national network based on a single application, we are well positioned to quickly adapt and deploy new rules and standards; and

3.	Our ability to convert paper and other analog health information to electronic formats positions us as a critical bridge between health care’s current reality and the aspirations of our government and society.
As discussed during our Q4 2009 earnings call, we are experiencing a new level of interest in our broader set of services. At the same time, the physician market is being confronted with new complexities and changes associated with health care reform and government programs. These factors elevate the importance of athenahealth’s branding and awareness efforts. In order to take advantage of these opportunities, we have begun a methodical increase in our sales and marketing investments.
Results Overview
athenahealth’s top line results for the first quarter of fiscal year 2010 reflect strong annual revenue growth coupled with gross margin expansion:
•	Total revenue of $54.5 million, representing 33% growth over $41.0 million in Q1 2009
•	Non-GAAP Adjusted Gross Margin of 58.5%, up nearly three points from 55.9% in Q1 2009

Our bottom line results for Q1, consistent with our growth strategy, reflect increased sales and marketing investments:
•	GAAP sales and marketing expense of $12.1 million or 22.1% of total revenue, an increase of 72% over $7.0 million or 17.1% of total revenue in Q1 2009

•	Non-GAAP Adjusted EBITDA of $6.4 million, versus $6.1 million in Q1 2009

•	Non-GAAP Adjusted Net Income of $2.3 million or $0.06 per diluted share, versus $2.6 million or $0.08 per diluted share in Q1 2009
The Company’s underlying drivers of long-term success remain strong:
•	Employee engagement improved to an all-time high of 4.1 out of 5.0, up from 4.0 in Q1 2009

•	Client satisfaction was 86.6%, up slightly over the same sample set in Q3 2009 and up more than four points from 82.4% in Q1 2009

•	Client Days in Accounts Receivable (or DAR) was 40.0 days, an improvement of 10% or 4.3 days from 44.3 days in Q1 2009, but up 1.5 days sequentially due to temporary seasonal effects related to the holiday season athenahealth’s client base continues to expand while the adoption of new services accelerates. Growth in market share remains our long-term priority, although we are also focused on expanding business with existing clients via athenaClinicals and athenaCommunicator. This integrated service offering differentiates us with new prospects and helps to keep competitors away from existing clients.
•	53% of all new athenaCollector deals included athenaClinicals during Q1 2010, up from 22% in Q1 2009

•	92 new athenaCollector client accounts added in Q1 2010 for a total of 1,684 at March 31, 2010, up 26% from 1,333 in Q1 2009

•	650 net new active physicians using athenaCollector for a total of 16,369 at March 31, 2010, up 24% from 13,196 in Q1 2009

•	612 net new active providers using athenaCollector for a total of 23,978 at March 31, 2010, up 21% from 19,739 in Q1 2009 and impacted by sequential decline in non-physician provider count primarily due to changes in staffing levels in the retail clinic market post flu season

•	355 net new active physicians using athenaClinicals for a total of 1,275 at March 31, 2010, up 122% from 574 in Q1 2009

•	396 net new active providers using athenaClinicals for a total of 1,867 at March 31, 2010, up 97% from 949 in Q1 2009
Network volumes and performance improved on a year-over-year basis and reflected some sequential declines following the flu season and as use of physician services declines during the holidays, leading to a decline in collections by our physician clients about 30 to 50 days later:
•	$1,312,820,931 posted in total client collections during Q1 2010, up 21% from Q1 2009 but down 3% sequentially

•	11,175,099 claims submitted during Q1 2010, up 23% from Q1 2009 but down 4% sequentially

•	69% electronic remittance advice (ERA) rate, an improvement of 13 points from Q1 2009 and an improvement of 1 point sequentially

•	93% first pass resolution (FPR) rate, an improvement of 2 points over Q1 2009 and a decline of 1 point sequentially

•	61 working days in Q1 2010 versus 61 in Q1 2009 and 62 in Q4 2009

Product Development Discussion
All product development at athenahealth is organized under the principle of getting doctors paid for doing the right thing. This, of course, is true of athenaCollector but it is also uniquely true of athenaClinicals and now, athenaCommunicator.
athenaCommunicator was launched in March and extends our services beyond the revenue and clinical cycles to patient-facing activities. As with athenaCollector and athenaClinicals, athenaCommunicator is a software-enabled service integrating software, knowledge, and work to drive more revenue, faster revenue with less hassle for physicians. The software component of this service is a world-class online portal and automated communication platform. We believe it enables one’s experience with the doctor’s office to surpass the capabilities we now take for granted from services like OpenTable for online reservations. The knowledge component is a growing repository of insights around optimal timing and content of messages to patients as well as emerging requirements around disease management-based pay-for-performance (P4P) programs. The work component involves real, live receptionist functions for tasks like appointment scheduling and the resolution of billing inquiries. The three components are folded into one single service priced at a low percentage of the fee a practice pays for athenaCollector based on its collections activity. We are already experiencing strong interest in this service and even closed a number of “triple barrel” combined deals in the short time since athenaCommunicator’s launch. Congratulations are in order for the original MedicalMessaging.net team and all of the product development personnel who helped to build this compelling service during the past year.
In addition, we continue to invest in the knowledge infrastructure supporting athenaClinicals. Just as our approach to centralized data aggregation and deployment of rules into the practice workflow differentiates athenaCollector from other practice management solutions, this same approach is beginning to further differentiate athenaClinicals from the competition. As evidence of this progress, we are in the process of working with the Centers for Medicaid and Medicare Services (CMS) to become a qualified Physician Quality Reporting Initiatives (PQRI) registry for 2010 and we are working to become a data aggregator for the Bridges to Excellence program. This means that our athenaClinicals clients can rely on us to dynamically insert relevant P4P data fields into their clinical workflow that vary depending on the patient being seen and that we can report that data directly back to the P4P program for which the physician is eligible in order to get them paid. Given our ability to rapidly update our athenaNet application, we continue to deploy new payer-sponsored P4P programs to athenaClinicals clients in real-time and at no additional cost. This ability to keep pace with change is the hallmark of our athenaCollector service and now it is benefiting clients through the use of athenaClinicals as well.
This ability to adapt to emerging standards is especially advantageous for compliance with new meaningful use requirements. Along with many other health care IT companies, we have completed the application process for the first stage of electronic health record (EHR) certification for athenaClinicals. As we announced on our Q4 call, until we receive certification for meaningful use under the Office of the National Coordinator (ONC) standards, we will be deferring up to six months of athenaClinicals revenue for clients who have signed up for our 2011 HITECH Act Guarantee program and have gone live on the service. The impact of this revenue deferral in Q1 2010 was not material. We expect to receive certification later this year, at which point we will cease such revenue deferrals.
In terms of more nascent product initiatives, our “athenaCommunity” strategy continues to develop. We are very excited about the potential of this concept to engage the health care supply chain in technology investment and drive mutual benefit for those who participate in this program. By enabling the reliable and accurate exchange of information between physicians and their partners, we believe we will lower the overall cost of these transactions, including the cost of athenaClinicals, while creating a new, distinct advantage to using our network. We are beginning to conduct pilot programs with several interested partners and remain at the very early stages of these efforts.
Revenue Discussion
Our total revenue of $54.5 million in Q1 2010 grew by 33% or $13.5 million year-over-year and increased sequentially by a slight margin. In addition to typical seasonality related to lower use of physician services during the holiday season, our sequential revenue growth was negatively impacted by fewer flu-related infections following a successful inoculation season. This means that the value of physician office visits (total collections divided by claims submitted) and the number of claims per physician (claims submitted divided by total active athenaCollector physicians) in Q1 declined slightly year-over-year. In addition, we had one less working day in Q1 2010 (61) versus Q4 2009 (62) and a sequential increase in client DAR of 1.5 days, which in sum represented nearly $2 million in business services revenue.
Overall, our client retention rates remained strong and we continue to see our business services revenue as a percentage of total client collections increase. In fact, this metric reached a high of 4.0% in Q1, an increase of more than 30 basis points year-over-year.
Client Base Discussion
Annual growth in total revenue continues to outpace growth in our physician base due to the success of athenaClinicals. We believe this trend will continue as athenaClinicals adoption spreads across the remainder of our existing client base and as growth in the rate of combined deals normalizes.
During Q1 2010, our total active physicians on athenaCollector grew by 24% year-over-year to 16,369. On a sequential basis, we added 650 net new active physicians to the network, up from 607 added in Q1 2009. As a reminder, our quarterly net new physician additions may vary widely due to the number and size of larger clients that go live in a particular quarter. For example, in 2009, our quarterly net new physician additions ranged from 395 to 1,244. Through increased sales and marketing investments, we intend to drive this quarterly rate of additions higher as we pursue our goal of building a national network of at least 100,000 physicians.
Turning to athenaClinicals, we are seeing rapid growth in client adoption. Total active physicians live on athenaClinicals more than doubled year-over-year to 1,275 in the quarter. This equates to an overall adoption rate of 8% of total athenaCollector physicians, up from 4% in Q1 2009. We expect adoption to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals. During Q1 2010, 53% of all new Collector deals included athenaClinicals, up from 22% in Q1 2009 and 39% in Q4 2009.
We are beginning to see similar success with athenaCommunicator combined deals since its launch in March. In fact, we have already experienced a number of “triple barrel” sales — deals including athenaCollector, athenaClinicals, and athenaCommunicator on the same signing date. This early success bodes well for our vision of “athenaOne”, the purchase of our full service offering as one integrated suite addressing the revenue, clinical and patient cycle needs of physician practices. We believe that as meaningful use, coordination of care and clinical quality reporting requirements begin to impact physician reimbursement to a greater degree, enabling physicians to better coordinate and streamline all aspects of the physician office workflow will become ever more important.

Our integration with Anodyne and the sale of the Anodyne Analytics business intelligence tool is slightly behind plan, in large part due to the temporary medical leave of Michael Funk, Anodyne’s former CEO and current Managing Director. Nevertheless, we remain enthusiastic about this acquisition. In fact, we just closed an athenaCollector deal with a large physician group thanks to a lead provided by the Anodyne sales team. We look forward to sharing more details on this deal and to welcoming Mike Funk back to active duty this summer.
In terms of implementations, we are pleased to announce that as planned, Danbury Office of Physician Services and its organization of 250 medical providers went live on athenaCollector in April. This week we also announced an agreement with Lourdes Medical Associates (LMA) in New Jersey for the deployment of athenaCollector to LMA’s health network of more than 100 medical providers. We have a number of other large implementations in progress with organizations such as Regional Health, Caritas Christi and Vanguard Health Systems, and look forward to updating you on additional client news as the year progresses.
Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin came in at 58.5% for Q1 2010, up from 55.9% in Q1 2009 but down from 62.7% in Q4 2009. In addition to higher expenses associated with the reset of FICA payroll taxes in Q1 each year, our direct costs increased sequentially primarily due to growth in headcount associated with our implementation team. In total, our direct headcount grew by 48 sequentially to 630. As we discussed during our Q4 2009 earnings call, we are investing in both increased professional services capacity and the creation of more self-service implementation tools and processes, particularly for athenaClinicals.
Automation of our core service offering, athenaCollector, has enabled us to continue to expand our non-GAAP Adjusted Gross Margin while growing total revenue by nearly 90% over the last two years. Most notably, our electronic remittance advice (ERA) rate has increased by nearly 60% while claim volume and the number of physicians using our services increased by nearly 70% over the same two year period.
As discussed on our Q4 2009 earnings call, while we will continue to invest in our implementation capacity, we expect that Non-GAAP Adjusted Gross Margins will expand year-over-year in each quarter during 2010.
Sales and Marketing Expense Discussion
Our GAAP sales and marketing expense was $12.1 million or 22.1% of total revenue in Q1 2010 compared to $7.0 million or 17.1% of revenue in Q1 2009, an increase of 72% year-over-year and 31% over Q4 2009. As part of our previously announced strategy to capture new market opportunities, this was a significant investment in growth. More specifically, we expect to spend at least 20% of total revenue on GAAP sales and marketing during 2010. This spending includes the following investments:
•	Hire and train approximately 30 new quota-carrying sales reps

•	Expand “broad stroke” awareness initiatives such as paid online search

•	Launch targeted awareness initiatives such as regional “flywheel” campaigns

•	Enhance sales and marketing infrastructure
As planned, we began these investments in earnest during Q1. Our quota-carrying sales force has already expanded by 5 reps to a total of 55 at March 31, 2010, up from 50 at December 31, 2009.

Turning to our sales partners, we maintain a number of strong relationships with a variety of organizations around the country representing hundreds of thousands of medical providers. We continue to work closely with PSS World Medical via initiatives such as regional blitz events, online promotions, and web-based training programs for PSS’ field sales force of more than 650 representatives. Our initial three-year contract expires in May and we are working actively toward renewal of this agreement. In terms of our medical society partnerships, we just renewed our agreement with the Ohio State Medical Association (OSMA) and are working with other societies to ensure that our athenaClinicals services are integrated with their regional programs for physician members. And, as announced in March, we have a new partnership with Davita Inc., a leading provider of kidney care services, for the sale of our athenaCollector service alongside Davita’s Falcon EHR™ solution to Davita’s network of nephrologists.
We continue to expand our network of partners and today, we are pleased to announce that we have recently joined the BDO Seidman Alliance as an independent member of the Business Resource Network. BDO is the 5th largest accounting firm in the world with an Alliance network of over 160 independent accounting firms and 60 business services firms. We believe this alliance will be a productive channel for new business.
During Q1, we also began a new advocacy relationship with Sermo, the largest physician-only social networking site in the country. A suite of interesting tactical programs were deployed within this community including a co-branded survey instrument, the Physician Sentiment Index (PSI). Future efforts and discussion forums within online communities like Sermo will provide us with a unique connection point to thousands of new physicians as an advocate for their needs.
Lastly, we are excited to report that our outreach to the new regional extension centers (RECs) has been very productive. We have pursued opportunities to work in partnership with these centers to support the adoption of electronic health records for small physician practices in the primary care segment. We look forward to sharing additional updates on these exciting programs in the months to come.
Non-GAAP EBITDA Margin Discussion
Our non-GAAP Adjusted EBITDA Margin was 11.7% in Q1 2010, down from 14.8% in Q1 2009 and 23.9% in Q4 2009. First quarter bottom line results are typically weaker due to seasonal trends and expenses associated with the reset of FICA payroll taxes and key sales and marketing events such as our annual sales kickoff. However, as discussed above, increased investments in our implementation capacity and sales and marketing efforts impacted bottom line results. Furthermore, as indicated during our Q4 2009 call, we incurred approximately $1.0 million in higher general and administrative expense related to the recent accounting review and restatement process. There was also a new cost element that hit G&A this quarter that relates to an increase in the fair value of the Anodyne earn-out of approximately $0.3 million. We believe that this expense will grow over time as we approach the Anodyne earn-out targets.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents and short-term investments totaled $79.1 million at March 31, 2010 and our debt totaled $11.9 million. Operating cash flow was $1.1 million, down from historical levels primarily due to lower GAAP Net Income. Our capital expenditures, including capitalized software development, increased to $7.5 million or 14% of total revenue versus $4.5 million or 8% of total revenue in Q4 2009. Two expenditures accounted for the majority of this increase; an upgrade to our Oracle database infrastructure and the purchase of a turboprop airplane, primarily used for shuttling employees between our operating centers and to client sites.

Fiscal Year 2010 Outlook
We continue to expect at least 30% year-over-year growth in total revenue during 2010 as well as year-over-year expansion in Non-GAAP Adjusted Gross Margins each quarter during the year. We also reiterate our expectation that Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Operating Margins will begin to expand year-over-year during the back half of 2010 as we get additional leverage out of general and administrative expense and higher Non-GAAP Adjusted Gross Margins. Throughout the year, we expect that our investments in sales and marketing will remain elevated. More specifically, we expect that our GAAP sales and marketing expense will approximate at least 20% of total revenue for the full year of 2010.
Closing Remarks
In closing, taking new beachheads is always more costly and cumbersome than landing in established harbors. That said, if we are to achieve our vision of becoming the nation’s health information infrastructure, we must have more harbors. So far, our efforts at taking new beaches, while painful, have almost uniformly been successful. We have taken on electronic health records and now have a software-enabled-service that we believe is without peer. We have taken on selling and implementing remotely to small practices and have begun to double the size of our successful small practice sales force in this pursuit. We have taken on the enterprise market segment and are now proud to see about a third of our growth coming from this segment. Next, we must turn our focus to raising the overall awareness of athenahealth amongst American physicians. We have built and tested the tools for this pursuit in several markets and now, it is time to start putting our money down. It would be convenient if market conditions allowed us to increment our approach to awareness-building in direct proportion to our size. However, the inflection point in our environment demands more decisive action. We look forward to updating you on our progress on these growth investments as the year progresses.
Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)
Set forth below is a breakout of stock-based compensation expense for the three months ended March 31, 2010 and 2009:

(unaudited, in thousands)	Three Months Ended
	March 31,
	2010	2009

Stock-based compensation charged to:
Direct operating	$468	$375
Selling and marketing	690	514
Research and development	324	243
General and administrative	1,302	784

Total	$2,784	$1,916

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures” set forth below.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.
Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2010	2009

		(As Restated)
Total revenue	$54,477	$41,028
Direct operating expense	23,519	18,561

Total revenue less direct operating expense	30,958	22,467
Add: Stock-based compensation expense allocated to direct operating expense	468	375
Add: Amortization of purchased intangibles	460	80

Non-GAAP Adjusted Gross Profit	$31,886	$22,922

Non-GAAP Adjusted Gross Margin	58.5%	55.9%

Non-GAAP Adjusted EBITDA
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2010	2009

		(As Restated)
Total revenue	$54,477	$41,028

GAAP net income	277	1,538
Add: Provision for income taxes	281	1,365
Add (less) : Total other (income) expense	169	(456)
Add: Stock-based compensation expense	2,784	1,916
Add: Depreciation and amortization	2,420	1,639
Add: Amortization of purchased intangibles	460	80

Non-GAAP Adjusted EBITDA	$6,391	$6,082

Non-GAAP Adjusted EBITDA Margin	11.7%	14.8%
Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin.” Non-GAAP Adjusted Operating Income Margin represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2010	2009

		(As Restated)
Total revenue	$54,477	$41,028

GAAP net income	$277	$1,538
Add: Provision for income taxes	281	1,365
Add (less) : Total other (income) expense	169	(456)
Add: Stock-based compensation expense	2,784	1,916
Add: Amortization of purchased intangibles	460	80

Non-GAAP Adjusted Operating Income	$3,971	$4,443

Non-GAAP Adjusted Operating Income Margin	7.3%	10.8%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands except per share amounts)	Three Months Ended
	March 31,
	2010	2009

		(As Restated)
GAAP net income	$277	$1,538
(Less) Add: (Gain) loss on interest rate derivative	60	(192)
Add: Stock-based compensation expense	2,784	1,916
Add: Amortization of purchased intangibles	460	80

Sub-total of tax deductible items	3,304	1,804
(Less): Tax impact of tax deductible items (1)	(1,322)	(722)

Non-GAAP Adjusted Net Income	$2,259	$2,620

Weighted average shares — diluted	35,201	34,814

Non-GAAP Adjusted Net Income per Diluted Share	$0.06	$0.08

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

*	Note that Other (income) expense is no longer excluded per revised non-GAAP methodology as discussed in our Current Report on Form 8-K filed with the SEC on February 4, 2010

(unaudited, in thousands except per share amounts)	Three Months Ended
	March 31,
	2010	2009

		(As Restated)
GAAP net income per share — diluted	$0.01	$0.04
(Less) Add: (Gain) loss on interest rate derivative	—	—
Add: Stock-based compensation expense	0.08	0.06
Add: Amortization of purchased intangibles	0.01	—

Sub-total of tax deductible items	0.09	0.06

(Less): Tax impact of tax deductible items (1)	(0.04)	(0.02)

Non-GAAP Adjusted Net Income per Diluted Share	$0.06	$0.08

Weighted average shares — diluted	35,201	34,814

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

*	Note that Other (income) expense is no longer excluded per revised non-GAAP methodology as discussed in our Current Report on Form 8-K filed with the SEC on February 4, 2010
Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for (benefit from) income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, acquisition-related expenses and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit from) provision for income taxes, total other (income) expense, stock-based compensation expense, acquisition-related expenses and amortization of purchased intangibles and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before unrealized (gain) loss on an interest rate derivative, stock-based compensation expense, acquisition-related expenses, amortization of purchased intangibles, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:
•	Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.
•	Acquisition-related expenses and amortization of purchased intangibles — acquisition-related expenses are reported at the time acquisition costs are incurred, and purchased intangibles are amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, these items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.
•	Unrealized gains and losses on interest rate derivative — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions last updated: March 21, 2010 athenahealth

Supplemental Metrics Definitions (unaudited)

Last Updated: March 31, 2010

Client Base

Total Accounts	The number of discrete clients that were actively invoiced by athenahealth during the last 91 days.
Total Active Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform as of quarter end. Examples of physicians include Medical Doctors (MD) and Doctors of Osteopathic Medicine (DO).
Total Active Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform as of quarter end. Examples of non-physician providers include Nurse Practitioners (NP) and Registered Nurses (RN).
Total Active Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days as of quarter end.
Total Active Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days as of quarter end.

Client Performance

Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a "client listening" survey that the Company conducts for segments of its client base twice per year.
Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.
First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).
Electronic Remittance Advice (ERA) Rate	Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance during the period.
Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of total collections posted on behalf of clients during the period.
Total Working Days	The total number of calendar days during the period minus weekends and U.S. Postal Service holidays.

Employees

Direct	The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.
Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.
Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.
Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force

Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.
Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians) as of quarter end.
Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with150+ physicians) as of quarter end.
Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.
Total Quota-Carrying Sales Representatives	The total number of sales representatives who carry quota for net new annual recurring revenue as of quarter end.

Supplemental Metrics and Definitions (unaudited) last updated: March 21, 2010